Exhibit 99

Marine Products Corporation Reports 2007 Second Quarter Financial Results

ATLANTA, July 25, 2007 – Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter ended June 30, 2007. Marine Products Corporation is a leading manufacturer of fiberglass boats under two brand names: sterndrive and inboard pleasure boats by Chaparral, including SSi Sportboats, Sunesta Wide-Techs, SSX Sportdecks, Signature Cruisers, and outboard sport fishing boats by Robalo.

For the quarter ended June 30, 2007, Marine Products generated net sales of $67,869,000, a 5.4 percent decrease compared to $71,739,000 in the second quarter of last year. The change in net sales resulted primarily from a 13.3 percent decrease in the number of boats sold, partially offset by a 6.8 percent increase in the average gross selling price per boat. Gross profit for the quarter was $14,934,000, or 22.0 percent of net sales, compared to $16,136,000, or 22.5 percent of net sales, in the prior year. The decrease in gross profit as a percentage of net sales was the result of manufacturing cost inefficiencies resulting from lower production volumes.

Operating income for the quarter was $7,014,000, an 8.9 percent decrease compared to the second quarter last year, due to lower gross profit, partially offset by lower selling, general and administrative expenses. Operating income was 10.3 percent of net sales for the quarter, compared to 10.7 percent in the prior year. Selling, general and administrative expenses decreased because of lower warranty and incentive compensation expense, partially offset by higher research and development expenses due to new product development.

Net income for the quarter ended June 30, 2007 was $5,275,000, a 16.1 percent decrease compared to $6,289,000 in the prior year. Net income decreased due to lower operating income and a higher effective income tax rate compared to the prior year. Diluted earnings per share for the quarter decreased by 12.5 percent to $0.14, compared to $0.16 in the prior year.

Net sales for the six months ended June 30, 2007 were $132,845,000, a 6.2 percent decrease compared to the first six months of 2006. Net income for the six-month period decreased 23.8 percent to $9,192,000 or $0.24 diluted earnings per share compared to $12,065,000 or $0.31 diluted earnings per share in the prior year.

Richard A. Hubbell, Marine Products’ Chief Executive Officer, stated, “Our results for the second quarter of 2007 reflect continued weakness in the recreational boating market that began late in 2005. We believe that this retail selling season was negatively impacted by high fuel prices and a weaker housing market, neither of which show signs

2nd Quarter 2007 Press Release

of improvement. Although overall unit volume was down, we continue to see relative strength in our larger SSi Sportboats, our SSX Sportdecks, and our larger Robalo sport fishing boats.

Hubbell continued, “Our dealer conferences for the 2008 model year will take place within the next several weeks, and as always, we are eager to spend time with our dealers and gauge their demand for the coming model year. Our field inventory is comparable to this time last year. Order backlog is slightly lower, but reasonable in the current environment. In anticipation of continued low retail demand, we have taken steps to align our costs with current and projected production levels, including appropriate headcount reductions.

“In this difficult environment we are continuing to build and invest for the long term. We are using our enhanced research and development, engineering and marketing resources to bring to market exciting new models for the 2008 model year. Most notably, we have developed an entirely new Sunesta Wide-Tech line for 2008 and are continuing development of our 40-foot Chaparral Sport Yacht for later in the 2008 model year. We are continuing to use our financial strength and superior industry resources to build innovative, high-quality pleasure boats.”

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive and inboard pleasure boats and Robalo sport fishing boats, and seeks to continue to diversify its product line through product innovation and strategic acquisition. With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to strategically increase its market share and to generate superior financial performance to build long-term shareholder value. For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding our belief that our order backlog is reasonable in the current environment, our belief that we have aligned our costs with current and projected production levels, our expectations about our new models for the 2008 model year, and our ability to continue to diversify our product line though product innovation and strategic acquisition, and our ability to capitalize on opportunities to increase market share, generate superior financial performance and build shareholder value. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. These risks include possible decreases in the level of consumer confidence impacting discretionary spending, business interruptions due to adverse weather conditions, increased interest rates, unanticipated changes in consumer demand and preferences, deterioration in the quality of Marine Products’ network of independent boat dealers or

2nd Quarter 2007 Press Release

availability of financing of their inventory, our ability to insulate our financial results against increasing commodity prices, our ability to identify, complete or successfully integrate acquisitions, the impact of rising gasoline prices and a weak housing market on consumer demand for our products, and competition from other boat manufacturers and dealers. Additional discussion of factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in Marine Products’ Form 10-K for the year ending December 31, 2006 filed with the Securities and Exchange Commission.

For information about Marine Products Corporation, please contact:

BEN M. PALMER Chief Financial Officer 404.321.7910 irdept@marineproductscorp.com	JIM LANDERS Corporate Finance 404.321.2162 jlanders@marineproductscorp.com

2nd Quarter 2007 Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (In thousands except per share data)

Periods ended June 30, (Unaudited)	Second Quarter				Six Months

	2007	2006	% BETTER (WORSE)	2007	2006	% BETTER (WORSE)

Net Sales	$67,869	$71,739	(5.4)%	$132,845	$141,696	(6.2)%
Cost of Goods Sold	52,935	55,603	4.8	103,947	108,742	4.4

Gross Profit	14,934	16,136	(7.4)	28,898	32,954	(12.3)
Selling, General and Administrative Expenses	7,920	8,437	6.1	16,363	17,075	4.2

Operating Income	7,014	7,699	(8.9)	12,535	15,879	(21.1)
Interest Income	637	588	8.3	1,363	1,034	31.8

Income Before Income Taxes	7,651	8,287	(7.7)	13,898	16,913	(17.8)
Income Tax Provision	2,376	1,998	(18.9)	4,706	4,848	2.9

NET INCOME	$5,275	$6,289	(16.1)%	$9,192	$12,065	(23.8)%

EARNINGS PER SHARE
Basic	$0.14	$0.17	(17.6)%	$0.25	$0.32	(21.9)%

Diluted	$0.14	$0.16	(12.5)%	$0.24	$0.31	(22.6)%

AVERAGE SHARES OUTSTANDING
Basic	37,324	37,414		37,412	37,361

Diluted	38,448	38,976		38,622	39,049

2nd Quarter 2007 Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

At June 30, (Unaudited)	(in thousands)

	2007	2006

ASSETS
Cash and cash equivalents	$15,925	$44,165
Marketable securities	4,525	379
Accounts receivable, net	5,320	7,819
Inventories	34,080	33,677
Income taxes receivable	258	1,157
Deferred income taxes	2,999	2,954
Prepaid expenses and other current assets	1,955	1,636

Total current assets	65,062	91,787

Property, plant and equipment, net	16,385	17,154
Goodwill	3,308	3,308
Marketable securities	37,324	5,850
Deferred income taxes	1,185	1,051
Other assets	6,250	4,964

Total assets	$129,514	$124,114

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$7,706	$9,600
Accrued expenses and other liabilities	14,027	12,880

Total current liabilities	21,733	22,480
Pension liabilities	5,255	4,485
Other long-term liabilities	733	492

Total liabilities	27,721	27,457

Common stock	3,767	3,805
Capital in excess of par value	9,233	13,467
Retained earnings	89,515	80,489
Accumulated other comprehensive loss	(722)	(1,104)

Total stockholders’ equity	101,793	96,657

Total liabilities and stockholders’ equity	$129,514	$124,114

2nd Quarter 2007 Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

SIX MONTHS ENDED JUNE 30, (Unaudited)	(in thousands)

	2007	2006

Operating Activities:
Net income	$9,192	$12,065
Depreciation, amortization and other non-cash charges	1,764	1,840
Other net changes in operating activities	(1,694)	(3,487)

Net cash provided by operating activities	9,262	10,418

Investing Activities:
Capital expenditures	(760)	(986)
Net (purchase) sale of marketable securities	(37,489)	977
Other investing activities	—	25

Net cash (used for) provided by investing activities	(38,249)	16

Financing Activities:
Payment of dividends	(4,552)	(3,767)
Cash paid for common stock purchased and retired	(5,407)	(559)
Other financing activities	415	455

Net cash used for financing activities	(9,544)	(3,871)

Net (decrease) increase in cash and cash equivalents	(38,531)	6,563
Cash and cash equivalents at beginning of period	54,456	37,602

Cash and cash equivalents at end of period	$15,925	$44,165